Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-173672
June 2, 2011

John Deere Capital Corporation

$500 million 2.250% Senior Notes due June 7, 2016

Issuer:	John Deere Capital Corporation

Ratings:	A2 by Moody’s Investors Service, Inc. / A by Standard & Poor’s Ratings Services

Note Type:	Medium Term Notes

Issue Size:	$500 million

Trade Date:	June 2, 2011

Settlement Date (T+3):	June 7, 2011

Maturity Date:	June 7, 2016

Treasury Benchmark:	1.750% UST due May 31, 2016

Benchmark Treasury Yield and Price:	1.642%; 100-16+

Spread to Benchmark Treasury:	65 basis points

Reoffer Yield:	2.292%

Coupon:	2.250%

Coupon Payment Dates:	Semi-Annually on December 7 and June 7, commencing on December 7, 2011 and ending on the maturity date

Day Count:	30 / 360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Redemption Provision	N/A

Price to Public:	99.803%

Gross spread:	0.350%

Net proceeds (%):	99.453%

Net Proceeds ($):	$497,265,000

CUSIP:	24422ERC5

Joint Book-Running Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC

Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A. BNP Paribas Securities Corp. Santander Investment Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at (800) 503-4611, HSBC Securities (USA) Inc. toll-free at (866) 811 8049 or J.P. Morgan Securities LLC at 212-834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-173672
June 2, 2011

John Deere Capital Corporation

$350 million Floating Rate Senior Notes due July 15, 2013

Issuer:	John Deere Capital Corporation

Ratings:	A2 by Moody’s Investors Service, Inc. / A by Standard & Poor’s Ratings Services

Note Type:	Medium Term Notes

Issue Size:	$350 million

Trade Date:	June 2, 2011

Settlement Date (T+3):	June 7, 2011

Maturity Date:	July 15, 2013

Coupon:	3-month USD LIBOR+15 bps

Benchmark:	3-month USD LIBOR

Coupon Payment Dates and Interest Reset Dates:

Quarterly on the 15th of January, April, July and October, commencing on July 15, 2011 and ending on the maturity date. The interest rate in effect for the first interest period will be based on an interpolated rate between 1-month and 2-month LIBOR +15bps

Interest Determination Dates:	2 London Business Days prior to each Interest Reset Date

Initial Interest Determination Date:	2 London Business Days prior to Settlement Date

Day Count:	Actual / 360

Day Count Convention:	Modified Following, Adjusted

Redemption Provision	N/A

Price to Public:	100.000%

Gross spread:	0.100%

Net proceeds (%):	99.900%

Net Proceeds ($):	$349,650,000.00

CUSIP:	24422ERD3

Joint Book-Running Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC

Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A. BNP Paribas Securities Corp. Santander Investment Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at (800) 503-4611, HSBC Securities (USA) Inc. toll-free at (866) 811 8049 or J.P. Morgan Securities LLC at 212-834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.